KJELD WERBES LAW CORPORATION	Suite 708-1111 West Hastings Street Vancouver, BC, V6E 2J3 Telephone (604) 669-3233 Facsimile (604) 689-4626 E-mail Address:WSLaw@wscvan.bc.ca

January 8, 2004

Entourage Mining Ltd.
625 Howe Street
Suite 1180
Vancouver, BCV6C 2T6

Attention: Ernest S. Peters, President

Dear Sirs:

Re: Entourage Mining Ltd. - Form F-1

I have acted as Canadian counsel for Entourage Mining Ltd., a Canadian company (the "Company"), in connection with the preparation of a registration statement on Form F-1 (Reg. No. 333-110907) (the "Registration Statement") pursuant to the United States Securities Act of 1933, as amended (the "Act") to be filed with the United States Securities and Exchange Commission (the "SEC") in connection with a proposed public offering by certain shareholders of 881,000 common shares of no par value of the Company (the "Shares") at a price to be determined at the time of sale.

You have asked me to render my opinion as to the matters hereinafter set forth herein.

I have examined originals and copies, certified or otherwise identified to my satisfaction, of all such agreements, certificates, and other statements of corporate officers and other representatives of the company, and other documents as I have deemed necessary as a basis for this opinion. In my examination I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity with the originals of all documents submitted to me as originals of all documents submitted to me as copies. I have, when relevant facts material to my opinion were not independently established by me, relied to the extent I deemed such reliance proper upon written or oral statements of officers and other representatives of the Company.

In giving the opinion expressed herein, no opinion is expressed as to the laws of any jurisdiction other than the Province of British Columbia and Canada. Based upon and subject to the foregoing, I am of the opinion that insofar as the laws of British Columbia and Canada is concerned:

  The Company is a corporation duly organized and validly existing under the laws of British Columbia.
  The Shares to be sold as described in the Registration Statement have been duly authorized and legally issued as fully paid and non-assessable shares.

Kjeld Werbes Law Corporation
 Entourage Mining Ltd.
January 8, 2004

This opinion is intended solely for the benefit and use of the Company and other persons who are entitled to rely on the prospectus made part of the Registration Statement, and is not to be used, released, quoted, or relied upon by anyone else for any purpose (other than as required by law), without my prior written consent.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement, and to the use of my firm name wherever appearing in the Registration Statement in connection with Canadian Federal and Provincial law. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Yours truly,

/s/ Kjeld Werbes

Kjeld Werbes
KJELD WERBES LAW CORPORATION
KW/nt
EMAILED and FAXED